UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CREDENCE SYSTEMS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CREDENCE SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 23, 2005

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Credence Systems Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, March 23, 2005, at 10:00 a.m. local time, at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect six members of the Board of Directors of the Company, Mr. Ashok Belani, Mr. Dipanjan Deb, Ms. Lori Holland, Mr. David A. Ranhoff, Dr. Graham J. Siddall, and Mr. Jon D. Tompkins, each to serve until the end of his or her term in 2008, 2006, 2008, 2007, 2008 and 2008, respectively, or until his or her successors are duly elected and qualified;

2.	To adopt the 2005 Credence Systems Corporation Stock Incentive Plan;

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on February 11, 2005 are entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company for a period of ten days before the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please submit your Proxy over the Internet, by telephone, or sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be submitted over the Internet, by telephone or signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

David A. Ranhoff

President and

Chief Executive Officer

February 23, 2005

Milpitas, California

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY AND VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

i

CREDENCE SYSTEMS CORPORATION

1421 California Circle

Milpitas, California 95035

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 23, 2005

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors (the “Board”) of Credence Systems Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on March 23, 2005 (the “Annual Meeting”). The Annual Meeting will be held at 10:00 a.m. local time at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035. These proxy solicitation materials were mailed on or about March 2, 2005 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On February 11, 2005, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, approximately 91,034,458 shares of the Company’s common stock, $0.001 par value (“Common Stock”), were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on February 11, 2005. The election of directors is by plurality vote, and the candidates receiving the highest number of affirmative votes will be elected. Each of the other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, will have no effect on the result of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, approval of actions with respect to a company’s stock option plan. In determining whether a proposal has been approved, other than the election of directors, abstentions have the same effect as votes against the proposal.

Proxies

If the enclosed form of Proxy is properly signed and returned or if you submit your Proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. Stockholders submitting Proxies over the Internet or by telephone should not mail the Proxy voting instruction form. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the approval of Proposals 1, 2 and 3 as described in the accompanying

Notice and this Proxy Statement. Proxies will confer upon the proxy holders discretionary authority to vote upon matters that the Board does not know as of the date hereof but may be presented at the Annual Meeting, as well as the authority to adjourn or postpone the Annual Meeting in order to assure that all stockholders who wish to vote on the matter will be able to cast their votes and to act upon other matters incident to the conduct of the meeting. If you vote your Proxy by mail, you may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company’s principal executive offices, a notice of revocation or another signed Proxy with a later date. If you choose to vote your Proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e. the Internet or telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail may be supplemented by a solicitation by telephone, facsimile, electronic mail, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 635-4300 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of the Proxy Statement and Annual Report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting must be received no later than October 25, 2005, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the Proxy solicited by the Board for the 2006 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than January 9, 2006. Such stockholder proposals should be submitted to 1421 California Circle, Milpitas, California 95035, Attention: Corporate Secretary.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified Board consisting of three classes of directors having staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of ten persons.

On May 28, 2004, following the acquisition of NPTest Holding Corporation by the Company, the Board appointed Ashok Belani and Dipanjan Deb as directors.

On September 21, 2004, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Lori Holland as a director. In connection with Ms. Holland’s appointment, the authorized number of directors was increased from nine to ten directors.

Effective on October 22, 2004, Thomas Franz resigned as a member of the Board and will not seek re-election. On January 1, 2005, the Board of Directors appointed David A. Ranhoff as a director, filling the vacancy created by Mr. Franz’s departure.

The Board is currently composed of four directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2005 (Ashok Belani, Lori Holland, Graham J. Siddall, and Jon Tompkins), three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2006 (Dipanjan Deb, Henk J. Evenhuis, and Bruce R. Wright) and three directors whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders in 2007 (Richard Beyer, William G. Howard, Jr., and David A. Ranhoff). At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

In conformity with the Company’s Certificate of Incorporation and Bylaws, the directors appointed by the Board, Ashok Belani, Dipanjan Deb, Lori Holland and David A. Ranhoff, must stand for re-election to the Board at the Annual Meeting. In addition, Dr. Siddall and Mr. Tompkins will stand for re-election to the Board at the Annual Meeting due to their term expiring. Each nominee is currently a director of the Company with a term expiring at the Annual Meeting. The Proxy solicited by the Board for the 2005 Annual Meeting cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each nominee for election has agreed to serve if elected, and management has no reason to believe that a nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected director of the Company, to serve his term and until his successor has been elected and qualified.

Nominees for Term Ending Upon the 2008 Annual Stockholders’ Meeting

Ashok Belani, 46, has served as the Company’s Vice Chairman and a Director since May 28, 2004. Prior to that, Mr. Belani served as the President and Chief Executive Officer and as a Director of NPTest Holding Corporation since June 2003. Prior to that, Mr. Belani served as President of Schlumberger Semiconductor Solutions from March 2000 and Chief Information Officer for Schlumberger from September 2001 to May 2002. Previously, Mr. Belani was appointed Vice President of Business Development for Schlumberger Test & Transactions in September 1999, Vice President of Marketing and Product Development for Schlumberger

Oilfield Services in January 1998 and Vice President of Marketing and Product Development for Schlumberger Wireline & Testing in October 1994. Mr. Belani joined Schlumberger in 1980. Mr. Belani received a Bachelor of Technology in Electronics Engineering from the Indian Institute of Technology in New Delhi, and an M.S. in Petroleum Engineering from Stanford University.

Lori Holland, 46, has served as a Director of the Company since September 21, 2004. Ms. Holland has served as a director of Bookham Technology plc since April 1999. Ms. Holland is currently a consultant to various technology startups. Until December 2000, Ms. Holland was the Chief Financial Officer of Zaffire, Inc., a telecommunications company in California. Before that, from 1996 to December 1999, Ms. Holland also served as a consultant to various technology startups. From 1995 to 1996, she was the Vice President and Chief Financial Officer for NeoMagic Corporation. Prior to NeoMagic, Ms. Holland was the Vice President of Finance and Chief Financial Officer for Read-Rite Corporation from 1990 to 1995. Ms. Holland received a B.S. in Economics from the California Polytechnic University.

Graham J. Siddall, 58, has served as the Executive Chairman and a Director of the Company since January 1, 2005. Prior to that, Dr. Siddall was the Company’s Chairman of the Board and Chief Executive Officer since August 2001. Prior to that, Dr. Siddall was the Company’s President, Chief Executive Officer and a Director from July 1999 to August 2001. Dr. Siddall joined the Company from KLA-Tencor Corporation where he had been Executive Vice President of the Wafer Inspection Group from May 1997 to May 1999. From December 1995 until May 1997, he served as Executive Vice President and Chief Operating Officer of Tencor Instruments, Inc. Previously, Dr. Siddall served as Senior Vice President for the Tencor Wafer Inspection Division from November 1994 to December 1995. He joined Tencor as a vice president in 1988. Prior to joining Tencor, Dr. Siddall served in a number of key roles at GCA Corporation, Hewlett Packard Laboratories and Rank Taylor Hobson.

Jon D. Tompkins, 64, has served as a Director of the Company since September 1999. Mr. Tompkins was Chairman of the Board of Directors for KLA-Tencor Corporation from July 1998 to June 1999. From April 1997 until July 1998, he was Chief Executive Officer and served as a Director of KLA-Tencor Corporation. From April 1991 to April 1997, he was President and Chief Executive Officer of Tencor Instruments prior to its merger with KLA Instruments Corporation. He was a Director of Tencor Instruments from 1991 until April 1997 and was appointed Chairman of the Board of Directors of Tencor Instruments, Inc. in November 1993. He currently serves on the Boards of Directors of KLA-Tencor, Cymer and Electro Scientific Industries, as well as several private companies. Mr. Tompkins has served as the non-executive Chairman of the Board of Directors of Electro Scientific Industries since April 2003.

Nominee for Term Ending Upon the 2006 Annual Stockholders’ Meeting

Dipanjan Deb, 35, has served as a Director of the Company since May 28, 2004. Prior to that, Mr. Deb was a Director of NPTest Holding Corporation since July 2003. Mr. Deb is a founder of Francisco Partners, L.P. and has been a partner since its formation in August 1999. Prior to joining Francisco Partners, L.P., Mr. Deb was a principal with Texas Pacific Group from 1998 to 1999. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson Stephens & Company from 1996 to 1998 and a management consultant at McKinsey & Company. Mr. Deb is also on the Boards of Directors of AMIS Holdings, Inc., Globespan Virata, Inc., Legerity Inc., and Ultra Clean Technology Systems & Services, Inc. Mr. Deb holds a B.S. degree in Electrical Engineering and Computer Science from the University of California, Berkeley, where he was a Regents Scholar, and an M.B.A. from the Stanford Graduate School of Business.

Nominee for Term Ending Upon the 2007 Annual Stockholders’ Meeting

David A. Ranhoff, 49, has served as the Company’s President, Chief Executive Officer and Director since January 1, 2005. Prior to that, Mr. Ranhoff served as President and Chief Operating Officer since August 2001 and prior to that he was our Executive Vice President and Chief Operating Officer since November 1999. Mr. Ranhoff was Executive Vice President, Sales and Marketing from January 1997 to November 1999 and was named to the Office of the President from December 1998 until July 1999. Mr. Ranhoff served as Senior Vice President Sales and Marketing from July 1996 to January 1997, as Senior Vice President, Sales, Marketing and Service from July 1995 to June 1996, as Senior Vice President, Sales and Service from August 1993 to July 1995 and as Vice President, Sales from January 1993 to August 1993. He served as Vice President, European Operations from July 1990 to December 1992. From March 1988 to June 1990, Mr. Ranhoff served as Managing Director of European Operations of the Company and as National Sales Manager from July 1985 to March 1988. Prior to joining the Company, Mr. Ranhoff served for eight years in various sales and management positions for GenRad, Inc.

Continuing Directors for Term Ending Upon the 2006 Annual Stockholders’ Meeting

Henk J. Evenhuis, 61, has served as a Director of the Company since September 1993. Mr. Evenhuis formerly served as Vice President, Chief Financial Officer and Secretary of Fair, Issac and Company, Inc., a decision analytic software company, from October 1999 to December 31, 2002. From July 1998 to October 1999, he was a consultant to the semiconductor industry. Prior to that, he served as Executive Vice President and Chief Financial Officer of Lam Research Corporation, a semiconductor capital equipment manufacturer from April 1987 to July 1998. From 1983 to 1987, Mr. Evenhuis served as Chief Financial Officer of Ferix Corporation, Trimedia Corporation and Corvus Systems, Inc.

Bruce R. Wright, 56, has served as a Director of the Company since July 2003. Mr. Wright currently serves as Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech Stepper, Inc. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments.

Continuing Directors for Term Ending Upon the 2007 Annual Stockholders’ Meeting

Richard M. Beyer, 56, has served as a Director of the Company since September 2003. Mr. Beyer currently serves as President, Chief Executive Officer, and a Director of Intersil Corporation. From July 2000 to May 2002, Mr. Beyer was President, Chief Executive Officer and Director of Elantec Semiconductor. From January 1999 to July 2000, Mr. Beyer served as President, Chief Executive Officer and Director of FVC.COM, Inc. From July 1996 to August 1998, Mr. Beyer served as President, Chief Operating Officer and Director of VLSI Technology, Inc. From June 1995 to June 1996, Mr. Beyer was Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1993 to 1995, Mr. Beyer was President of National Semiconductor’s Communications and Computing Group. Before joining National, Beyer served in a number of senior managerial positions in the telecommunications and computer industries.

William G. Howard, Jr., 63, has served as a Director of the Company since February 1995, as Chairman of the Board from December 1998 to August 2001 and as interim Chief Executive Officer from December 1998 to July 1999. Dr. Howard has been a self-employed consultant for various semiconductor and microelectronics companies since December 1990. From October 1987 to December 1990, Dr. Howard was a senior fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard held various management positions at Motorola, Inc. between 1969 to 1987, most recently as Senior Vice President and Director of Research and Development. Dr. Howard serves on the Boards of Directors of BEI Technologies, Inc., Ramtron International Corporation and Xilinx, Inc. as well as several private companies.

Board Committees and Meetings

During the fiscal year ended October 31, 2004, the Board held six meetings and acted by unanimous written consent on three occasions. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the Directors attended or participated in 75% or more of the aggregate of (i) the total meetings of the Board (held during the period he or she served) and (ii) the total number of meetings held by all committees on which he or she served (held during the period he or she served) during the past fiscal year. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Four of the Company’s directors attended the 2004 annual meeting of stockholders.

The Audit Committee currently consists of three directors, Mr. Evenhuis, Mr. Wright, and Ms. Holland, and is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls. The Audit Committee held five meetings during the last fiscal year and did not act by unanimous written consent. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Board has further determined that Mr. Evenhuis and Mr. Wright are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee operates under a written charter that sets forth the functions and responsibilities of the Audit Committee.

The Compensation Committee currently consists of two directors, Mr. Beyer and Mr. Tompkins, and is primarily responsible for reviewing and approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also has the exclusive authority to administer the Company’s 1994 Employee Stock Purchase Plan and the Company’s 1993 Stock Option Plan and to make option grants thereunder. The Compensation Committee held five meetings during the last fiscal year and did not act by unanimous written consent. The Board has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Nominating and Corporate Governance Committee, established during October 2002, currently consists of two directors, Mr. Tompkins and Mr. Beyer, and identifies and recommends director nominees to be selected by the Board of Directors of the Company for submission to vote at the Company’s annual stockholder meetings, implement the Board’s criteria for the selection of new directors, reviews and recommends revisions to the corporate governance policies of the Board of Directors, and provides oversight of the evaluation of the performance of the Board of Directors. The Nominating and Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating and Corporate Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1421 California Circle, Milpitas, California 95035 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s stock at least one hundred twenty (120) days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website located at www.credence.com. The Nominating and Corporate Governance Committee held three meetings during the last fiscal year and did not act by unanimous written consent. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to actively participate and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

Ashok Belani, Dipanjan Deb, Lori Holland and David A. Ranhoff are standing for election by the stockholders at the 2005 Annual Meeting after being appointed to the Board of Directors in 2004 by the Board itself. The full Board initiated the review of these candidates, reviewed their qualifications and unanimously approved their appointment as directors.

Corporate Governance Guidelines

The Board has adopted Guidelines on Significant Corporate Governance Issues, and the Board’s Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Among other matters, the Guidelines include the following provisions:

•	A majority of the members of the Board of Directors are independent directors, as defined in the applicable rules for Nasdaq-traded issuers. Independent directors do not receive consulting, legal or other fees from Credence other than Board compensation.

•	Directors may not serve after the Annual Meeting of Stockholders before which they have attained age 70.

•	The Board of Directors appoints members of Board committees.

•	The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors, as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

•	The Board of Directors has a process whereby the Board and its members are subject to periodic self-evaluation and self-assessment.

•	The Board of Directors recommends and encourages each new member and each continuing member of the Board of Directors to participate in director education programs and to attend not less than one accredited program during each term of service.

•	The Board of Directors has adopted a Code of Ethics for executive officers and has required that the executive officers be required to acknowledge the Company’s adoption and their attention to adhere to, the Code of Ethics. A copy of this Code of Ethics can be viewed at the Company’s website located at www.credence.com.

•	The Board of Directors has adopted a Code of Ethics and Business Conduct to provide guidance to its employees regarding standards for conduct of the Company’s business, which code has been delivered to all employees of the Company. A copy of this Code of Ethics and Business Conduct can be viewed at the Company’s website located at www.credence.com.

•	At least annually, the Board of Directors reviews the Company’s strategic long-range plan, business unit initiatives, capital projects and budget matters.

•	The Board has established the position of Lead Independent Director, which is currently held by Mr. Tompkins. Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	The Chief Executive Officer periodically reports to the Board of Directors on succession planning and management development.

•	At least annually, the independent directors evaluate the performance of the Chief Executive Officer and other senior management personnel.

•	Incentive compensation plans link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. For additional information, see “Compensation Committee Report” on page 28.

Communication between Stockholders and Directors

The Company’s Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board may send communications to the Board, c/o David A. Ranhoff, President, Chief Executive Officer and Director of the Company, Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035.

Director Compensation

As of the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve as such following such meeting will receive an annual retainer of $25,000 which will be paid in four equal quarterly installments.

The Lead Independent Director, who shall serve in the absence of an independent chairperson of the Board, and who shall serve as the chairperson of the Nominating and Corporate Governance Committee, will receive an annual retainer of $10,000 that will be paid in four equal quarterly installments. If the chairperson of the Nominating and Corporate Governance Committee is not the Lead Independent Director, such chairperson shall be paid $7,500, to be paid in four equal quarterly installments.

The chairperson of the Audit Committee shall receive an annual retainer of $10,000 to be paid in four equal quarterly installments.

The chairperson of the Compensation Committee shall receive an annual retainer of $7,500 to be paid in four equal quarterly installments.

Each Board member who serves on the Board will be paid $1,500 per Board meeting attended. Each member of the Audit Committee will also be paid $1,500 per Audit Committee meeting attended. Each member of the Compensation Committee will be paid $1,000 per Compensation Committee meeting attended. Each member of the Nominating and Corporate Governance Committee will be paid $1,000 per Nominating and Corporate Governance Committee meeting attended.

In the event the 2005 Stock Incentive Plan is approved by stockholders, non-employee Board members will be eligible to receive various option grants pursuant to an automatic option grant program adopted by the Board under the 2005 Stock Incentive Plan. Under the automatic option grant program, each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 20,000 shares of Common Stock. Under the automatic option grant program, beginning in the year 2005 and continuing each subsequent year thereafter, each non-employee Board member will be granted an option to purchase 4,000 shares of Common Stock on each of April 1st, July 1st, October 1st and January 1st of the following calendar year (each, a “4,000 Share Subsequent Grant”); provided that the non-employee Board member is a director on the date of grant of such option and provided further that no such option grant will be made to any non-employee Board member who has not served as a director of the Company, as of the date of grant of such option, for at least six (6) months. In the event any April 1st, July 1st, October 1st or January 1st is not a business day, the corresponding option grant will be made on the first business day after such date. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a Board member.

The initial 20,000 share grant made to a new non-employee Board member will become exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual’s completion of each additional three (3) month period of Board service. The first 4,000 Share Subsequent Grant made to non-employee Board members on April 1st of any given year will become exercisable for 25% of the option shares upon each yearly anniversary of the April 1st grant date for such option. The second, third and fourth 4,000 Share Subsequent Grants made in any given year shall vest in accordance with the same vesting schedule as the first 4,000 Share Subsequent Grant such that all four 4,000 Share Subsequent Grants, totaling 16,000 shares, will be fully vested and exercisable on the fourth anniversary of the April 1st grant date for the first 4,000 Share Subsequent Grant.

However, each option grant under the automatic option grant program will immediately vest and become exercisable for all the option shares upon (i) an acquisition of the Company by merger or stock or asset sale, (ii) a hostile takeover of the Company, or (ii) the optionee’s death or disability while continuing to serve as a Board member. The vesting of any options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service and who is at least sixty five (65) years of age at such time will accelerate in full. The period during which any such options held by each non-employee Board member who ceases Board service after the completion of nine (9) or more years of such Board service will remain exercisable following such termination for a period of twelve (12) months, but in no event will such option remain exercisable after the expiration of the option pursuant to its terms.

Pursuant to the automatic option grant program under the 1993 Stock Option Plan, a stock option for 20,000 shares of Common Stock was granted on March 23, 2004, the date of the 2004 Annual Stockholders Meeting, to each of the following individuals who continued to serve as non-employee Board members following that Annual Meeting: Mr. Beyer, Mr. Evenhuis, Mr. Franz, Dr. Howard, Mr. Tompkins, and Mr. Wright. Each option has an exercise price of $10.62 per share. Pursuant to the automatic grant program, a stock option for 20,000 shares of Common Stock was granted on June 3, 2004, in connection with his appointment to the Board of Directors, to Mr. Deb. This option has an exercise price of $13.16 per share. Pursuant to the automatic grant program under the 1993 Stock Option Plan, a stock option for 20,000 shares of Common Stock was granted on September 21, 2004, the date of her appointment to the Board of Directors, to Ms. Holland. This option has an exercise price of $7.47 per share.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO—APPROVAL OF THE CREDENCE SYSTEMS CORPORATION

2005 STOCK INCENTIVE PLAN

General

The Company’s stockholders are being asked to act upon a proposal to approve the Company’s 2005 Stock Incentive Plan (the “2005 Plan”). Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Stockholders abstaining from voting on Proposal No. 2 will be counted for purposes of determining a quorum, but will not be counted for any other purpose. Broker non-votes will not be considered as present or voting, and as such each will have no effect on the vote for this proposal.

The Board approved the adoption of the 2005 Plan in February 2005, to be effective only upon approval by the stockholders of the Company at the Annual Meeting. The Board believes that the attraction and retention of high quality personnel are essential to the Company’s continued growth and success and that a stock incentive plan such as the 2005 Plan is necessary for the Company to remain competitive in its compensation practices. The Company’s prior stock incentive plan, the 1993 Stock Option Plan, expired by its terms effective December 31, 2004. If approved by the stockholders, a total of 5,900,000 shares of Common Stock will be initially reserved for issuance under the 2005 Plan, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the Common Stock or capital structure of the Company.

Capitalized terms used in this Proposal No. 2 shall have the same meaning as in the 2005 Plan unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

APPROVAL OF THE 2005 PLAN

THE 2005 PLAN

A general description of the principal terms of the 2005 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2005 Plan, a copy of which is attached to this Proxy Statement as Annex A and is incorporated herein by reference.

General Description

Purpose.    The purpose of the 2005 Plan is to provide the Company’s employees, directors and consultants, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of the Company’s Common Stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the 2005 Plan.    If approved by the stockholders, a total of 5,900,000 shares of Common Stock will be initially reserved for issuance under the 2005 Plan, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in the common stock or capital structure of the Company. Any shares of common stock issued in connection with the exercise of options or stock appreciation rights shall be counted against this limit as one share for every one share issued in connection with the exercise of options or stock appreciation rights. However, any shares of common stock issued in connection with awards other than options and stock appreciation rights shall be counted against this limit as 1.40 shares for every one share issued in connection with awards other than options and stock appreciation rights. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 350,000 shares.

Administration.    The 2005 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The 2005 Plan will be administered by the Compensation Committee. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code.

Terms and Conditions of Awards.    The 2005 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “awards”). Stock options granted under the 2005 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2005 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the Company’s Common Stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above section of this Proposal 2 “Shares Reserved for Issuance under the 2005 Plan”), to approve award agreements for use under the 2005 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to construe and interpret the terms of the 2005 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2005 Plan as the Administrator deems appropriate.

Each award granted under the 2005 Plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a nonqualified stock option. To the extent that the aggregate fair market value of shares of the Company’s Common Stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options.

The term of any award granted under the 2005 Plan may not be for more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award.

The 2005 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the common stock on the date of grant. In the case of all other awards granted under the 2005 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

The 2005 Plan provides that (i) any reduction of the exercise price of any option awarded under the 2005 Plan shall be subject to stockholder approval and (ii) canceling any option awarded under the 2005 Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award shall be subject to stockholder approval.

Under the 2005 Plan, the Administrator may establish one or more programs under the 2005 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2005 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Termination of Service.    An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2005 Plan terminates continuous service with the Company, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards.    Under the 2005 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will or by the laws of descent or distribution and to the extent provided in the award agreement. The 2005 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code.    The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s chief executive officer and the four other most highly compensated officers of the Company. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of Common Stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 350,000 shares. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The 2005 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share.

Change in Capitalization.    Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2005 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the common stock of the Company, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company or (iii) as the Administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction.    Effective upon the consummation of a corporate transaction (as defined in the 2005 Plan), all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction.

Change in Control.    In the event of a change in control (as defined in the 2005 Plan), the Administrator shall have the discretion to provide that outstanding awards shall automatically become fully vested and exercisable for all or a portion of the shares at the time represented by the award, immediately prior to the specified effective date of such change in control.

Amendment, Suspension or Termination of the 2005 Plan.    The Board may at any time amend, suspend or terminate the 2005 Plan. The 2005 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2005 Plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of 2005 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

Nonqualified Stock Options.    The grant of a nonqualified stock option under the 2005 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Stock Options.    The grant of an incentive stock option under the 2005 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock.    The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights.    Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of an SAR. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

Restricted Stock Units.    Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

Dividends and Dividend Equivalents.    Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

New Plan Benefits

As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options subject to stockholder approval of the 2005 Plan. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the 2005 Plan are not determinable at this time.

PROPOSAL THREE—RATIFICATION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board has appointed the firm of Ernst & Young LLP, independent registered public accounting firm for the Company during fiscal year 2004, to serve in the same capacity for the fiscal year ending October 31, 2005, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended October 31, 2004 and October 31, 2003 and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$2,510,000	$967,000
Audit-Related Fees(2)	219,000	348,000
Tax Fees(3)	182,000	300,000
All Other Fees(4)	—	—

Total Fees	$2,911,000	$1,615,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q or services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” During fiscal 2003, these services included consultations primarily relating to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002. During fiscal 2004, these services included consultations relating to the acquisition of NPTest and the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. During fiscal 2003 and 2004, these services include consultations related to the Company’s domestic and international operations, the preparation of certain foreign tax returns and tax advice (including expatriate tax services) in preparing for and in connection therewith.
(4)	All Other Fees consist of fees for services other than the services reported above.

All fees described above were either approved in advance by the Audit Committee or approved in advance in accordance with policies and procedures adopted by the Audit Committee for the pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2005, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP and has determined that such services are so compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of the services provided by the independent registered public accounting firm in accordance with this approval policy.

Recommendation of the Board of Directors

The Board recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2005.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of December 31, 2004 unless otherwise noted, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s common stock, (ii) each director, (iii) the executive officers named in the Summary Compensation Table below and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Information for NPTest Holding, LLC, Third Avenue Management, LLC, Capital Group International, Inc., and FMR Corporation is based upon the most recent 13G or 13G/A filed by such entities with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Entities affiliated with NPTest Holding, LLC (2) 2882 Sand Hill Road, Suite 280 Menlo Park, CA 94025	8,646,200	10.13%
Third Avenue Management, LLC (3) 767 Third Avenue New York, NY 10017	6,670,867	7.82%
Entities affiliated with Capital Group International, Inc. (4) 11100 Santa Monica Blvd. Los Angeles, CA 90025	6,051,970	7.09%
Entities affiliated with FMR Corporation (5) 82 Devonshire Street Boston, MA 02109	5,751,060	6.74%
Graham J. Siddall (6)	1,559,629	1.83%
William G. Howard, Jr. (7)	126,201	*
Jon D. Tompkins (8)	70,000	*
Henk J. Evenhuis (9)	71,000	*
Richard M. Beyer (10)	6,250	*
Bruce R. Wright (11)	7,500	*
John R. Detwiler (12)	288,776	*
David A. Ranhoff (13)	640,511	*
Fred Hall (14)	203,145	*
Ashok Belani (15)	762,921	*
Lori Holland	0	*
Byron W. Milstead (16)	61,688	*
Dipanjan Deb (17)	8,288	*
All current directors and executive officers as a group (15 persons) (18)	3,893,590	4.56%

*	Less than one percent of the outstanding Common Stock.
(1)	Percentage of ownership is based on 85,344,729 shares of Common Stock outstanding on December 31, 2004, as adjusted to include all options exercisable as of December 31, 2004 or exercisable within 60 days after that date which are held by that particular stockholder and that are included in the first column.
(2)	Pursuant to a Schedule 13D/A filed on December 22, 2004 with the Securities and Exchange Commission, NPTest Holding, LLC reported that as of December 22, 2004 it had shared voting power over 8,646,200 shares and shared dispositive power over 8,646,200 shares with Francisco Partners L.P. and Francisco Partners GP, LLC.

(3)	Pursuant to a Schedule 13G/A filed on February 16, 2005 with the Securities and Exchange Commission, Third Avenue Management LLC reported that it had sole voting power over 6,347,067 shares and sole dispositive power over 6,670,867 shares as of December 31, 2004.
(4)	Pursuant to a Schedule 13G/A filed on February 11, 2005 with the Securities and Exchange Commission, Capital Group International, Inc. reported that as of December 31, 2004 it had sole voting power over 4,429,020 shares, sole dispositive power over 6,051,970 shares and it has disclaimed investment power or voting power over such securities. Includes 5,194,600 shares of common stock beneficially owned by Capital Guardian Trust Company.
(5)	Pursuant to a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission, FMR Corporation reported that as of December 31, 2004 it had sole voting power over 71,040 shares and sole dispositive power over 5,751,060 shares. According to the Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corporation, is the beneficial owner of 5,680,020 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Act of 1940. Edward C. Johnson III, FMR Corporation, through its control of Fidelity, and the funds, each has sole power to dispose of the 5,680,020 shares owned by the funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corporation, is the beneficial owner of 71,040 shares as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson III and FMR Corporation, through its control of Fidelity Management Trust Company, each has sole dispositive power over 71,040 shares and sole power to vote or to direct the voting of 71,040 shares owned by the institutional accounts. According to the 13G, Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corporation, is a director of FMR Corporation, and may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corporation.
(6)	Includes 1,549,094 shares under stock options currently exercisable or exercisable within sixty (60) days.
(7)	Includes 101,250 shares under stock options currently exercisable or exercisable within sixty (60) days.
(8)	Includes 70,000 shares under stock options currently exercisable or exercisable within sixty (60) days.
(9)	Includes 71,000 shares under stock options currently exercisable or exercisable within sixty (60) days.
(10)	Includes 6,250 shares under stock options currently exercisable or exercisable within sixty (60) days.
(11)	Includes 7,500 shares under stock options currently exercisable or exercisable within sixty (60) days.
(12)	Includes 279,768 shares under stock options currently exercisable or exercisable within sixty (60) days. Effective December 31, 2004, Mr. Detwiler resigned from the positions of Senior Vice President, Chief Financial Officer and Secretary.
(13)	Includes 631,503 shares under stock options currently exercisable or exercisable within sixty (60) days.
(14)	Includes 201,294 shares under stock options currently exercisable or exercisable within sixty (60) days.
(15)	Includes 762,921 shares under stock options currently exercisable or exercisable within sixty (60) days.
(16)	Includes 61,688 shares under stock options currently exercisable or exercisable within sixty (60) days.
(17)	Includes 8,288 shares under stock options currently exercisable or exercisable within sixty (60) days.
(18)	Includes 3,838,237 shares under stock options currently exercisable or exercisable within sixty (60) days, including those held by Mr. Detwiler as of December 31, 2004.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table provides certain summary information concerning the compensation for:

•	the Company’s Chief Executive Officer, and

•	the Company’s four other executive officers whose salary and bonus for the 2004 fiscal year was in excess of $100,000 earned for the services they rendered in all capacities to the Company and its subsidiaries.

for the 2004 fiscal year and the two preceding fiscal years. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2004 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

Summary Compensation Table

	Year	Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position		Salary ($)		Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options (#)
Graham J. Siddall Chief Executive Officer and Chairman of the Board (1)	2004 2003 2002	412,170 435,639 349,595	(2) (2) (2)	396,826 — 101,250	(3)	— — —	230,000 157,000 212,500	— — —

David A. Ranhoff President and Chief Operating Officer (4)	2004 2003 2002	343,526 354,148 250,347	(2) (2) (2)	250,231 — 60,750	(3)	— — —	120,000 84,500 117,500	— 1,827 3,384	(5)

John R. Detwiler Senior Vice President, Chief Financial Officer and Secretary (6)	2004 2003 2002	239,115 248,722 193,539	(2) (2) (2)	164,536 — 33,750	(3)	— — —	90,000 63,200 62,500	— — —

Fred Hall Senior Vice President, Human Resources/Controller (7)	2004 2003 2002	183,892 191,206 156,613	(2) (2) (2)	88,072 — 20,645	(3)	— — —	60,000 42,400 10,000	— —

Byron W. Milstead Vice President and General Counsel (8)	2004 2003 2002	194,458 202,732 182,008	(2) (2) (2)	148,348 — 16,537	(3)	— — —	35,000 20,000 22,000	— — —

(1)	Dr. Siddall joined the Company as a Director, Chief Executive Officer and President on July 29, 1999. Dr. Siddall became Chairman of the Board on August 14, 2001 and resigned from the office of President. Effective January 1, 2005, Dr. Siddall ceased to be the Chief Executive Officer and assumed the position of Executive Chairman.
(2)	The salaries of Dr. Siddall and Messrs. Ranhoff, Detwiler and Milstead were decreased by ten percent (10%) on April 30, 2001 in connection with a Company-wide salary reduction program. In August 2001, Dr. Siddall and Messrs. Ranhoff and Detwiler voluntarily reduced their salaries by an additional fifteen percent (15%), and Mr. Hall voluntarily reduced his salary by twenty percent (20%) in connection with other cost reduction measures. These salaries were restored in November 2002 but in May 2003 were subject to reductions ranging from fifteen percent (15%) for Dr. Siddall to twelve (12%) for Messrs. Ranhoff, Detwiler, Hall and Milstead in connection with a Company-wide salary reduction program. The salaries of Messrs. Ranhoff, Detwiler, Hall and Milstead were adjusted effective May 28, 2004. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”

(3)	The bonuses paid to Dr. Siddall and Messrs. Ranhoff, Detwiler, Hall and Milstead during the 2004 fiscal year included a bonus during the first half of the fiscal year based on the Company’s achievement of certain operating profit targets and a bonus at fiscal year end based on the attainment of certain management based objectives. The Company’s operating profit targets were substantially exceeded during the first half of fiscal 2004 but were not achieved during the second half of fiscal 2004.
(4)	Mr. Ranhoff was named President and Chief Operating Officer on August 14, 2001. Effective January 1, 2005, Mr. Ranhoff assumed the positions of President and Chief Executive Officer. Mr. Ranhoff’s annual base salary for those positions is $400,000. See “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”
(5)	Represents the payment of life insurance premiums on behalf of Mr. Ranhoff in the amount of $1,827.
(6)	Mr. Detwiler was named interim Chief Financial Officer and Secretary on December 18, 2000. He was named Senior Vice President and Chief Financial Officer on February 14, 2001. Effective December 31, 2004, Mr. Detwiler resigned from the positions of Senior Vice President, Chief Financial Officer and Secretary.
(7)	Mr. Hall joined the Company as Senior Vice President, Human Resources in October 2001. Effective September 3, 2004, Mr. Hall assumed the positions of Senior Vice President and Controller.
(8)	Mr. Milstead has served as Vice President and General Counsel since November 2000. Mr. Milstead became an executive officer of the Company effective June 1, 2004.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the stock options granted during the 2004 fiscal year to the executive officers named in the Summary Compensation Table for the fiscal year. No stock appreciation rights were granted to those individuals during such fiscal year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date
Name					5% (4)	10% (4)
Graham J. Siddall	150,000 80,000	3.22 1.72	$16.78 14.01	11/3/13 5/28/14	$1,582,928 704,865	$4,011,450 1,786,267
David A. Ranhoff	80,000 40,000	1.72 .86	16.78 14.01	11/3/13 5/28/14	844,228 352,433	2,139,440 893,133
John R. Detwiler	60,000 30,000	1.29 .64	16.78 14.01	11/3/13 5/28/14	633,171 264,324	1,604,580 669,850
Fred Hall	40,000 20,000	.86 .43	16.78 14.01	11/3/13 5/28/14	422,114 176,216	1,069,720 446,567
Byron W. Milstead	25,000 10,000	.54 .21	$16.78 14.01	11/3/13 5/28/14	$263,821 88,108	$668,575 223,283

(1)	The options granted on November 3, 2003 will become exercisable for one-eighth ( 1/8) of the option shares upon completion of six months of service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon completion of each additional full quarter of service thereafter. The options granted on May 28, 2004 will become exercisable upon completion of one year of service measured from the grant date. For additional information on option acceleration provisions, please see “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of employment with the Company.

(2)	Represents the individual’s percentage (%) of the total options granted to all employees in the 2004 fiscal year, as determined by combining all the options granted in the 2004 fiscal year to the particular individual.
(3)	The exercise price may be paid in cash, in shares of the Company’s common stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares.
(4)	There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the five percent (5%) or ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Values

The table below sets forth certain information with respect to the Company’s executive officers named in the Summary Compensation Table concerning the exercise of options during the 2004 fiscal year and unexercised options held by those individuals as of the end of such fiscal year. No stock options or stock appreciation rights were exercised by such individuals during the 2004 fiscal year, nor were any stock appreciation rights outstanding at the end of such fiscal year.

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised in-the-Money Options at FY-End($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Graham J. Siddall	—	—	1,476,906	356,094	$99,775	$0
David A. Ranhoff	—	—	555,065	200,469	312,695	0
John R. Detwiler	—	—	248,206	138,905	41,465	0
Fred Hall	—	—	187,231	85,625	81,493	0
Byron W. Milstead	11,100	$63,341	52,063	48,437	$1,925	$12,101

(1)	Based on the market value of the shares on the date of exercise less the exercise price paid for those shares.
(2)	Based on the market value of the option shares at fiscal year-end ($9.15 per share) determined on the basis of the closing selling price per share of the Common Stock on the Nasdaq National Market on the last day of the 2004 fiscal year-end less the exercise price.

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

The Company entered into an employment agreement on July 29, 1999 with Dr. Siddall in connection with his appointment to the Board and the positions of President and Chief Executive Officer, and the parties subsequently amended that agreement on March 7, 2000. On November 5, 2004, the Company entered into an executive succession agreement with Dr. Siddall which superseded the employment agreement dated July 29, 1999, as amended March 7, 2000.

The terms of the executive succession agreement provide that Dr. Siddall shall remain employed with the Company until December 31, 2007. Pursuant to the executive succession agreement, until January 1, 2005, Dr. Siddall remained the Company’s Chief Executive Officer. Thereafter, Dr. Siddall became, and currently holds the position of, the Company’s Executive Chairman. Dr. Siddall is entitled to an annual base salary of $436,000 and reimbursement for all reasonable business expenses. For the fiscal year 2005, Dr. Siddall is eligible for an annual target incentive bonus equal to one-hundred percent (100%) of his then-current annual base salary, and, thereafter, will cease to be eligible for an annual target incentive bonus. Dr. Siddall’s target incentive bonus percentage will equal the target incentive bonus percentage of the Company’s Chief Executive Officer for fiscal year 2005, subject to a minimum payment of fifty percent (50%) of Dr. Siddall’s target incentive bonus.

Dr. Siddall may also be entitled to receive a one-time lump-sum bonus of $450,000 related to the Company’s acquisition of NPTest Holding Corporation, which shall be payable in cash or restricted stock at the Company’s election on May 28, 2005.

Dr. Siddall’s executive succession agreement also provides for severance benefits if his employment is terminated prior to the end of the term, unless his employment is terminated for cause (as defined in the executive succession agreement) or by disability (as defined in the executive succession agreement). If Dr. Siddall is terminated other than for cause or by disability, the Company may be obligated to do the following, among other things:

•	Continue to pay Dr. Siddall’s salary payments for the remainder of the term of the executive succession agreement, less applicable withholdings;

•	Pay Dr. Siddall any annual target incentive bonus to which he would otherwise be entitled, less applicable withholdings;

•	Pay Dr. Siddall the one-time lump-sum bonus of $450,000 related to the Company’s acquisition of NPTest Holding Corporation, unless previously paid; and

•	Subject Dr. Siddall’s stock options to continued vesting until the earlier of (a) the end of the term of the executive succession agreement or (b) the date Dr. Siddall begins other employment.

The Company entered into an employment agreement with David A. Ranhoff on January 15, 2002, which superseded his employment agreement dated March 31, 1999. Subsequently, the Company entered into an amended executive employment agreement with Mr. Ranhoff dated May 28, 2004, which superseded his employment agreement dated January 15, 2002. Subsequently, the Company entered into an amended executive employment agreement with Mr. Ranhoff dated November 5, 2004, which superseded his amended executive employment agreement dated May 28, 2004.

The terms of the amended executive employment agreement provide that Mr. Ranhoff would be employed by the Company in the position of President and Chief Executive Officer for a period of two (2) years from the effective date of January 1, 2005. Mr. Ranhoff is entitled to an annual base salary of $400,000 and reimbursement for all reasonable business expenses. Mr. Ranhoff is eligible for an annual target incentive bonus equal to one-hundred percent (100%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Board.

Mr. Ranhoff may also be entitled to receive a one-time lump-sum bonus of $320,000 related to the Company’s acquisition of NPTest Holding Corporation, which shall be payable in cash or restricted stock at the Company’s election on May 28, 2005.

Except in situations where the employment of Mr. Ranhoff is terminated for cause (as defined in the amended executive employment agreement), by death (as defined in the amended executive employment agreement) or disability (as defined in the amended executive employment agreement), or following a change of control (as defined in the amended executive employment agreement), if Mr. Ranhoff’s employment with the Company is terminated prior to the end of the term of the amended executive employment agreement, or if the Company fails to continue Mr. Ranhoff’s employment following the end of such term, Mr. Ranhoff may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•	An amount equal to one-hundred percent (100%) of Mr. Ranhoff’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•	A one-time lump-sum bonus of $320,000 related to the Company’s acquisition of NPTest Holding Corporation, unless previously paid and if Mr. Ranhoff’s termination occurs prior to May 28, 2005; and

•	Continued vesting of Mr. Ranhoff’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Ranhoff’s termination or (b) the date Mr. Ranhoff begins other employment and accepts a grant of stock options.

Under certain circumstances following a termination of Mr. Ranhoff’s employment within twelve (12) months following a change of control, Mr. Ranhoff may be eligible to receive the following:

•	An amount equal to two-hundred percent (200%) of his then-current annual base salary;

•	An amount equal to two-hundred percent (200%) of Mr. Ranhoff’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•	A one-time lump-sum bonus of $320,000 related to the Company’s acquisition of NPTest Holding Corporation, unless previously paid and if Mr. Ranhoff’s termination occurs prior to May 28, 2005; and

•	Accelerated vesting of any of Mr. Ranhoff’s unvested stock option shares.

The Company entered into an employment agreement with John R. Detwiler on January 15, 2002, which superseded his employment agreement dated March 31, 1999. Subsequently, the Company entered into an amended executive employment agreement with Mr. Detwiler dated May 28, 2004, which superseded his employment agreement dated January 15, 2002.

The terms of the amended executive employment agreement provide that Mr. Detwiler would be employed by the Company in the position of Senior Vice President and Chief Financial Officer. Mr. Detwiler is entitled to an annual base salary of $247,000 and reimbursement for all reasonable business expenses. Mr. Detwiler is eligible for an annual target incentive bonus equal to seventy percent (70%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Board.

Mr. Detwiler may also be entitled to receive a one-time lump-sum bonus of $150,000 related to the Company’s acquisition of NPTest Holding Corporation, which shall be payable in cash or restricted stock at the Company’s election on May 28, 2005.

Except in situations where the employment of Mr. Detwiler is terminated for cause (as defined in the amended executive employment agreement), by death (as defined in the amended executive employment agreement) or disability (as defined in the amended executive employment agreement), if Mr. Detwiler’s employment with the Company is terminated at any time, Mr. Detwiler may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•	An amount equal to one-hundred percent (100%) of Mr. Detwiler’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•	A one-time lump-sum bonus of $150,000 related to the Company’s acquisition of NPTest Holding Corporation, if Mr. Detwiler’s termination occurs prior to May 28, 2005; and

•	Continued vesting of Mr. Detwiler’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Detwiler’s termination or (b) the date Mr. Detwiler begins other employment.

Under certain circumstances following a termination of Mr. Detwiler’s employment within twelve (12) months following a change of control, Mr. Detwiler would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Detwiler would be entitled to full acceleration of his unvested stock option shares.

The Company entered into an employment offer letter with Fred Hall on October 1, 2001. On January 15, 2002, the Company and Mr. Hall executed an amendment to the employment offer letter. Subsequently, the Company entered into an amended executive employment agreement with Mr. Hall dated May 28, 2004, which superseded his employment offer letter dated October 1, 2001, as amended January 15, 2002.

The terms of the amended executive employment agreement provide that Mr. Hall would be employed by the Company in the position of Integration Manager prior to September 3, 2004, and, thereafter, in the position of Senior Vice President and Controller. Mr. Hall is entitled to an annual base salary of $190,000 and reimbursement for all reasonable business expenses. Mr. Hall is eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company.

Mr. Hall may also be entitled to receive a one-time lump-sum bonus of $100,000 related to the Company’s acquisition of NPTest Holding Corporation, which shall be payable in cash or restricted stock at the Company’s election on May 28, 2005.

Except in situations where the employment of Mr. Hall is terminated for cause (as defined in the amended executive employment agreement), by death (as defined in the amended executive employment agreement) or disability (as defined in the amended executive employment agreement), if Mr. Hall’s employment with the Company is terminated at any time, Mr. Hall may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•	An amount equal to one-hundred percent (100%) of Mr. Hall’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination;

•	A one-time lump-sum bonus of $100,000 related to the Company’s acquisition of NPTest Holding Corporation, if Mr. Hall’s termination occurs prior to May 28, 2005; and

•	Continued vesting of Mr. Hall’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Hall’s termination or (b) the date Mr. Hall begins other employment.

Under certain circumstances following a termination of Mr. Hall’s employment within twelve (12) months following a change of control, Mr. Hall would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Hall would be entitled to full acceleration of his unvested stock option shares.

The Company entered into an executive employment agreement with Byron W. Milstead on May 28, 2004. The terms of the executive employment agreement provide that Mr. Milstead would be employed by the Company in the position of Vice President and General Counsel. Mr. Milstead is entitled to an annual base salary of $198,450 and reimbursement for all reasonable business expenses. Mr. Milstead is eligible for an annual target incentive bonus equal to fifty percent (50%) of his then-current annual base salary, based on his achievement of performance objectives as determined by the Company.

Except in situations where the employment of Mr. Milstead is terminated for cause (as defined in the executive employment agreement), by death (as defined in the executive employment agreement) or disability (as defined in the executive employment agreement), if Mr. Milstead’s employment with the Company is terminated at any time, Mr. Milstead may be entitled to the following, among other things:

•	An amount equal to one-hundred percent (100%) of his then-current annual base salary;

•	An amount equal to one-hundred percent (100%) of Mr. Milstead’s annual target incentive bonus, payable in equal monthly installments over the twelve (12) month period following the date of such termination; and

•	Continued vesting of Mr. Milstead’s unvested stock option shares until the earlier of (a) the end of the twelve (12) month period following the date of Mr. Milstead’s termination or (b) the date Mr. Milstead begins other employment.

Under certain circumstances following a termination of Mr. Milstead’s employment within twelve (12) months following a change of control, Mr. Milstead would be entitled to the above-listed benefits except that, in lieu of continued vesting of his unvested stock option shares, Mr. Milstead would be entitled to full acceleration of his unvested stock option shares.

The Compensation Committee of the Board has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Company’s executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Compensation Committee Interlocks and Insider Participation

During the 2004 fiscal year, the following members of the Board of Directors comprised the Compensation Committee: Mr. Beyer and Mr. Tompkins.

No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as members of the Company’s Board of Directors or the Compensation Committee.

Executive Officer Information Not Included in 10-K

On December 31, 2004, pursuant to an executive employment agreement, the Board appointed John C. Batty to the position of Senior Vice President, Chief Financial Officer and Secretary of the Company, for an initial term of 2 years.

John C. Batty, 50, has served as the Company’s Senior Vice President, Chief Financial Officer and Secretary since December 31, 2004. Prior to joining the Company, Mr. Batty served as Senior Vice President, Chief Financial Officer, Chief Operating Officer and Secretary for Network Equipment Technologies, Inc., a provider of networking technology platforms that are used for mission-critical communications solutions, from December 1999 to October 2004. From 1997 to December 1999, Mr. Batty served as Vice President of Finance and Chief Financial Officer of Verilink, a provider of intelligent wide-area-network access solutions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers of the Company. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company.

Dipanjan Deb is a founder of Francisco Partners, L.P. and has been a partner of Francisco Partners, L.P. since its formation in August 1999. Prior to the Company’s acquisition of NPTest Holding Corporation, pursuant to an amended advisory agreement with Francisco Partners, L.P., NPTest Holding Corporation made certain payments to Francisco Partners, L.P. for services provided to NPTest Holding Corporation.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information contained in this Audit Committee Report, the Compensation Committee Report, reference to the independence of the Audit Committee members and the Stock Performance Graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended October 31, 2004, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements as Auditing Standards, AU Section 380), and by the Sarbanes-Oxley Act of 2002, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2004 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Henk J. Evenhuis

Lori Holland

Bruce R. Wright

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company’s executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s 1993 Stock Option Plan under which grants may be made to executive officers and other key employees. For the 2004 fiscal year, the Compensation Committee consisted of two members: Mr. Beyer and Mr. Tompkins.

General Compensation Policy.    The fundamental policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to make a substantial portion of each officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual experience and is designed to be competitive with the 50th percentile salary levels of peer companies in the industry, (ii) annual variable performance awards payable in cash and with the majority of award based on the Company’s achievement of financial performance targets and the balance based on management performance objectives, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders. As an executive officer’s level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

Factors.    The principal factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2004 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

Base Salary.    For comparative compensation purposes for the 2004 fiscal year, the Compensation Committee identified a peer group of companies which provide similar products, as well as similarly positioned semiconductor and technology companies. The base salary for each officer was determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published market data for each company’s 2003 fiscal year), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate. Based on the factors set forth above, the Compensation Committee adjusted all officers’ base salaries during the 2004 fiscal year. The compensation level for the Company’s executive officers as set by the Compensation Committee during the 2004 fiscal year were set at approximately ninety five percent (95%) of the fiftieth (50th) percentile of the base in effect for executive officers with comparable positions at the peer group companies, based on the published market data for those companies for each company’s 2003 fiscal year.

For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected the Nasdaq Electronic Components Index as the industry index. However, in selecting companies to survey for such compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue and profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Nasdaq Electronic Components Index.

Annual Incentive Compensation.    Annual bonuses are earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance targets established for each fiscal year. For fiscal year 2004, bonuses were to be earned on the basis of the following factors: (i) Company operating profit targets established for each of the first and second half of the fiscal year and (ii) certain management performance objectives for the fiscal year. The Company’s operating profit targets were substantially exceeded during the first half of fiscal 2004 but were not achieved during the second half of fiscal 2004. Bonuses earned for management performance objectives were paid at the end of fiscal 2004.

Long-Term Incentive Compensation.    Long-term incentives are provided through stock option grants. The grants are designed to align the interest of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer’s current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holding of the Company’s executive officers.

During the 2004 fiscal year, stock options were granted to Dr. Graham J. Siddall, Mr. David A. Ranhoff, Mr. John R. Detwiler, Mr. Fred Hall and Mr. Byron W. Milstead. Please refer to the “Summary Compensation Table” and the table entitled “Option Grants in Last Fiscal Year.”

Chief Executive Officer Performance and Compensation

Dr. Graham J. Siddall.    During the 2004 fiscal year, Dr. Siddall served as Chief Executive Officer. In connection with his appointment as Chief Executive Officer in July 1999, the Committee set his annual base salary at $400,000 effective July 29, 1999. In January 2001, Dr. Siddall’s salary was increased to $450,000 in connection with the annual salary review process. In addition, the salaries of Dr. Siddall and other senior executives were decreased by ten percent (10%) on April 30, 2001 in connection with a Company-wide salary reduction program. Further, in August 2001, Dr. Siddall and certain other senior executives voluntarily reduced their respective salaries by an additional fifteen percent (15%), in connection with other cost reduction measures. These salary reductions were restored in November 2002. However, in May 2003, in connection with a Company-wide salary reduction, Dr. Siddall’s salary was reduced by fifteen percent (15%) to $390,575 for the remainder of fiscal year 2003. This salary was adjusted effective July 29, 2004. The Compensation Committee has sought to achieve two objectives in setting Dr. Siddall’s salary: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance and stock price appreciation. The base salary established for Dr. Siddall on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Siddall’s compensation was not affected to a significant degree by Company performance factors and was set during the 2004 fiscal year at ninety five percent (95%) of the fiftieth (50th) percentile of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes for all other officers of the Company and based upon published market data for each Company’s 2003 fiscal year. Under the Company’s fiscal 2004 Senior Executive Incentive program, Dr. Siddall had the opportunity to receive a target bonus of 100% of his base salary if certain Company performance goals were achieved or exceeded, including goals relating to Company and operating profits and certain management based objectives. Because the financial performance targets for the first half of the fiscal year were exceeded and certain management based objectives were achieved during the second half of fiscal 2004, the Company awarded Dr. Siddall bonuses totaling $396,826.

The Compensation Committee granted Dr. Siddall a stock option for 150,000 shares in November 2003 as an additional inducement to retain his services and to subject a substantial portion of his total compensation to Company performance measured in terms of stock price appreciation. The options vest incrementally over the next four years of his continued service and will have value only if the market price of the option shares increases above the $16.78 exercise price per share during the option term. The Compensation Committee also granted Dr. Siddall a stock option for 80,000 shares in May 2004 as an additional inducement to retain his services in connection with the integration of the NPTest acquisition and to subject a substantial portion of his total compensation to Company performance measured in terms of stock price appreciation. The options vest at the conclusion of one year of his continued service and will have value only if the market price of the option shares increases above the $14.01 exercise price per share during the option term.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a shareholder-approved plan. The cash compensation paid to the Company’s executive officers for the 2004 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not expect the total cash compensation to be paid to any of the Company’s executive officers for fiscal 2005 to exceed the $1 million limit. Accordingly, the Compensation Committee has decided not to submit any of the Company’s cash incentive bonus plans to stockholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of the Company’s non-stockholder approved incentive bonus plans. The stock option grants made under the Company’s 1993 Stock Option Plan during the 2004 fiscal year did not qualify as performance-based compensation, and any compensation deemed paid by the Company upon the subsequent exercise of those options or the disposition of the shares purchased under those options will, together with the cash compensation paid to the executive officer, be subject to the $1 million limitation.

Richard M. Beyer

Jon D. Tompkins

COMPARISON OF STOCKHOLDER RETURN

The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company’s Common Stock with the cumulative total returns of the Nasdaq Stock Market Index and Nasdaq Electronic Components Index.

COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN*

AMONG CREDENCE SYSTEMS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

*	$100 invested on 10/31/99 in stock or index—including reinvestment of dividends. Fiscal year ending October 31.
(1)	The graph covers the period from October 31, 1999, through the fiscal year ended October 31, 2004.
(2)	The graph assumes that $100 was invested on October 31, 1999 in the Company’s common stock and in each index.
(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
(4)	The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons holding more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Directors, executive officers and holders of more than ten percent (10%) of the Company’s common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons for the 2004 fiscal year that no Form 5 reports were required for such persons for the 2004 fiscal year, the Company believes that all filing requirements under Section 16(a) applicable to such directors, executive officers and stockholders for the 2004 fiscal year were met in a timely manner.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended October 31, 2004 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended October 31, 2004 with the SEC on January 13, 2005. A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Mr. John C. Batty, the Company’s Senior Vice President, Chief Financial Officer and Secretary at the Company’s headquarters and principal executive offices at 1421 California Circle, Milpitas, California 95035.

Dated: February 23, 2005

THE BOARD OF DIRECTORS

OF CREDENCE SYSTEMS CORPORATION

ANNEX A

CREDENCE SYSTEMS CORPORATION

2005 STOCK INCENTIVE PLAN

1. Purposes of the Plan.    The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions.    The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Credence Systems Corporation, a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(v) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(y) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

(aa) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ff) “Plan” means this 2005 Stock Incentive Plan.

(gg) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(hh) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 5,900,000 Shares. Any Shares issued in connection with the exercise of Options or SARs shall be counted against the limit set forth in this Section 3(a) as one (1) Share for every one (1) Share issued in connection with the exercise of Options or SARs. However, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth in this Section 3(a) as 1.4 Shares for every one (1) Share issued in connection with Awards other than Options and SARs (and shall be counted as 1.4 Shares for every one (1) Share returned or deemed not to have been issued from the Plan pursuant to Section 3(b) in connection with Awards other than Options and SARs).1 In addition, Dividend Equivalent Rights shall be payable solely in cash and therefore the issuance of Dividend Equivalent Rights shall not be deemed to reduce the maximum aggregate number of Shares which may be issued under the Plan. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers.    With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees.    With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees.    Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or

[1]	5,900,000 reflects the number of Shares available under the Plan if all grants are made in Options or SARs. If all grants are made in awards other than Options or SARs (also referred to as “whole value” shares), the number of shares available under the Plan is 4,214,285.

more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors.    In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator.    Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification.    In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility.    Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards.    The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award.    Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award.    Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions.    The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment.    The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs.    The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs.    The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 500,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional 500,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units.    For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 350,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii) Deferral.    If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise.    The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award.    The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards.    Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the

Grantee, to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards.    The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price.    The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of SARs, the base appreciation amount shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration.    Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months (and not used for another Award exercise by attestation during such period);

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes.    No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations, including, but not limited too, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator may also, in its discretion, make adjustments described in (i)-(iii) of this Section 10 or substitute, exchange or grant Awards with respect to the shares of a Related Entity (collectively “adjustments”). In determining adjustments to be made under this Section 10, the Administrator may take into account such factors as it deems appropriate, including (x) the restrictions of Applicable Law, (y) the potential tax, accounting or other consequences of an adjustment and (z) the possibility that some Grantees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction.    Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control.

(i) Corporate Transaction.    Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(ii) Change in Control.    The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Change in Control or at the time of an actual Change in Control and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

(c) Effect of Acceleration on Incentive Stock Options.    Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

12. Effective Date and Term of Plan.    The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship.    The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans.    Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Unfunded Obligation.    Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

18. Construction.    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

CREDENCE SYSTEMS CORPORATION

Annual Meeting of Stockholders to be held on March 23, 2005

This Proxy is solicited on Behalf of the Board of Directors of

Credence Systems Corporation

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on March 23, 2005 and the Proxy Statement and appoints David A. Ranhoff and John C. Batty and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Credence Systems Corporation (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 1421 California Circle, Milpitas, California 95035, on Wednesday, March 23, 2005 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CREDENCE SYSTEMS CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC OF COMPUTER]	OR	Vote-by-Telephone [GRAPHIC OF TELEPHONE]

Log on to the Internet and go to http://www.eproxyvote.com/cmos		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark Votes as in This example.

The Board of Directors recommends a vote FOR the directors listed below and a vote FOR the other proposals.

1.      To elect the following four directors to serve for a three-year term ending upon the year 2008 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominees: (01) Ashok Belani, (02) Graham J. Siddall, (03) Jon D. Tompkins, and (04) Lori Holland

and to elect one director to serve a one-year term ending upon the year 2006 Annual Meeting of Stockholders or until his successor is elected and qualified:

Nominees: (05) Dipanjan Deb

and to elect one director to serve a two-year term ending upon the year 2007 Annual Meeting of Stockholders or until his successor is elected and qualified:

Nominees: (06) David A. Ranhoff

☐        FOR ALL NOMINEES

☐        WITHHELD FROM ALL NOMINEES

☐        ___________________________________

For all nominees except as noted above

2.      To adopt the 2005 Credence Systems Corporation Stock Incentive Plan.

        FOR            AGAINST                 ABSTAIN

          ☐                    ☐                                ☐

3.      To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 31, 2005.

        FOR            AGAINST                 ABSTAIN

          ☐                    ☐                                ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

IF THE SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER OR IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Signature ________________________________ Date: _____________________ Street Address: _______________________________ State and Zip Code: ____________________________	Signature ____________________________ Date: __________________ ☐ MARK HERE FOR ADDRESS CHANGE AND NOTE LEFT